FORM: NBAP

                                           U.S./C-ApparelC
                                           PR

LICENSEE: STARTER CORPORATION      RETAIL PRODUCT LICENSE, MARKETING
ADDRESS:  370 James Street         AND ADVERTISING AGREEMENT
          New Haven, CT 06513

THIS RETAIL PRODUCT LICENSE, MARKETING AND ADVERTISING AGREEMENT is entered into by NBA Properties, Inc. ("NBAP"), with its principal office at 645 Fifth Avenue, New York, New York 10022, and the licensee listed above ("LICENSEE") with regard to the commercial use of certain names, logos, symbols, emblems, designs and uniforms and all identifications, designations, labels, insignia or indicia thereof (the "Marks") of the National Basketball Association (the "NBA") and its Member Teams (collectively, the "NBA Marks") alone and in combination with the names, nicknames, photographs, portraits, likenesses, signatures or other identifiable features of current NBA players ("Player Attributes"). Subject to the terms and conditions of this Agreement (including the attached NBAP Standard Terms and Conditions), NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts, the non-exclusive (except as otherwise expressly provided in this Agreement) right and license to use during the Term (i) the Marks of the Member Teams, the silhouetted dribbler logo (the 'NBA Logo"), the Marks of the NBA, NBA All-Star Weekend and NBA Playoffs and Finals, the Marks of those NBAP Events and Programs (as defined below) that LICENSEE sponsors in accordance with Paragraph
J.2 below and the appropriate designations reflecting LICENSEE's status as an official uniform, warm-up and/or practicewear supplier to the NBA (collectively, the "Licensed Marks"), and/or (ii) the Licensed Marks in combination with certain Player Attributes (on a group bases and to the extent NBAP can convey such rights in accordance with the Group License Agreement (as defined below) in accordance with the terms of this Agreement (the "Licensed Attributes"), in either case, solely in connection with the manufacture, distribution, advertisement, promotion and sale in the Territory of the products described in Paragraph A below that include one or more of the Licensed Marks ("Licensed Products"). No license or right is granted for the use of NBA Marks or Player Attributes for any purpose other than on the Licensed Products and in the distribution, advertisement, promotion and sale of the Licensed Products in accordance with this Agreement.

A.   LICENSED PRODUCTS:

     1. "On-Court Products": LICENSEE shall have the exclusive right (with respect to the adult and youth sizes set forth in Paragraph A.3 below) to manufacture, distribute and sell the following with respect to the NBA Teams specified on Schedule A hereto ("Licensee's Teams") in accordance with the terms and conditions of this Agreement:

          (a) "Pro Cut" game jerseys with Licensed Attributes (player names) on the back and game shorts (i.e., exact reproductions of the actual NBA Team uniform jerseys and shorts worn by players in terms of player size and all design and other elements).

          (b) "Authentic" game jerseys with Licensed Attributes (player names) on the back and game shorts (i.e., reproductions that incorporate all of the design elements and characteristics as they appear on the actual NBA Team uniform jerseys and shorts worn by players, including sublimation (where appropriate), tackle twill, lettering, embroidered patches and/or direct embroidery).
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          (c)  Authentic "shooting shirts" and/or "shooting jackets" (sometimes referred to below collectively as "Shooting Shirts") and warm-ups (tops and pants).

          (d) Authentic "Practicewear" (i.e., reversible mesh tank top; mesh short, t-shirts; sweatshirts; sweatpants; shorts; and sleeveless t-shirts) incorporating the same graphic design approved by NBAP for use in versions supplied to Licensee's Teams.

          (e) Authentic "compression shorts" (i.e., athletic support undershorts) incorporating the same graphic design approved by NBAP for use in versions supplied to Licensee's Teams.

          (f) Authentic "socks" bearing the NBA Logo in the same version supplied to NBA Teams; provided, however, that LICENSEE's rights with respect to socks bearing the NBA logo shall not be exclusive.

          (g) Other products that NBAP may from time to time designate as "On-Court Products."

     2. "Other" Products: LICENSEE shall have the non-exclusive right to manufacture, distribute and sell the following with respect to all NBA Teams in accordance with the terms and conditions of this Agreement:

          (a) Under the "Starter" label for distribution to the traditional retail accounts listed on Schedule B (as such schedule may be amended from time to time):

               (i)   Headwear.

               (ii) "Activewear" (e.g., t-shirts, tank tops, shorts, sweatshirts, polos, sweatpants and warm-ups). (iii) Outerwear (i.e., all fabrications of lightweight and heavyweight outerwear).

               (iii) Outerwear (e.g., all fabrications of lightweight and heavyweight outerwear).

               (iv)  Athletic bags and soft luggage.

          (b) Under the "Galt Sand" and "Sport One" labels for distribution to certain department stores, LICENSEE shall have the right, subject to NBAP's prior approval of a written business plan to be submitted by LICENSEE (addressing, among other things, the products to be distributed, the labels to be used and the retail accounts to which such products are to be distributed), to distribute certain Other Licensed Products in accordance with the terms and conditions of this Agreement and such plan.

     3. With respect to the categories of Licensed Products listed under Paragraph A.1 and 2(a), all Licensed Products shall be manufactured, distributed, advertised and sold under the "Starter" label. With respect to any Licensed Product authorized by NBAP in accordance with Paragraph A.2(b), such Licensed Product shall be manufactured, distributed, advertised and sold under either the "Galt Sand" and/or "Sport One" labels. All Licensed Products shall be made available only in adult sizes S-XXXXXL and infant sizes (12-24 months), toddler sizes
          (2T4T) and youth sizes (4-20); provided, however, that, in the event that LICENSEE has not commenced the distribution to retail accounts of any such Licensed Products in adult sizes XXXL, XXXXL or XXXXXL by July 31, 1999 (the "size deadline"), NBAP shall have the right, at any time following the size deadline, to withdraw LICENSEE's right to manufacture, distribute, advertise and sell any such Licensed Product in any such size (i.e., XXXL, XXXXL or XXXXXL) for which distribution has not commenced by the size deadline and to thereafter license some other company to




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

          manufacture, distribute, advertise and sell any such Licensed Product in any such size for which LICENSEE's rights have been withdrawn.

     4. Practicewear shall not include (i) any Player Attributes or (ii) any stylings or graphics that, in NBAP's sole opinion, resemble Pro-Cut or Authentic jerseys or shorts made by any other NBAP licensee. Activewear shall not include (i) any Player Attributes or (ii) any fabrication, stylings or graphics that, in NBAP's sole opinion, resemble (x) any On-Court products made by LICENSEE or any other NBAP licensee and (y) any "Replica" game jerseys or shorts made by any other NBAP licensee. NBAP shall ensure that each of its licenses with respect to the manufacture and sale of Pro-Cut and Authentic products contains a provision that is not materially different from this Paragraph A.4.

     5. LICENSEE shall not place any brand identification (e.g., the Starter logo) on any Pro-Cut and Authentic jersey or short supplied to a Team or offered at retail other than on the jersey jock tag or on the Authentic short produced for retail, in either case, on the front plane of the product (if LICENSEE so elects) and in accordance with NBAP's policies regarding logo size and placement. LICENSEE shall be permitted to place the Starter logo on all other Licensed Products supplied to a Team or offered at retail (i) on the front plane of the product (in the case of reversible items, on both sides) in a location approved by NBAP (consistent with NBAP's policies regarding logo size) and (ii) in such other locations (e.g., jock tag) as may be permitted under NBAP's policies regarding logo size and placement NBAP agrees that such other locations include, (a) in the case of shooting shirts and jackets, a jock tag on the front plane of the product, (b) in the case of warm up tops, one sleeve or center back (near the neck), and
          (c) in the case of practicewear t-shirts and sweatshirts, one sleeve. LICENSEE shall also be permitted to place the Starter logo on the "hang-tag" of any Licensed Product sold at retail. In the event that
          (x) any NBA player who has entered into an endorsement agreement with LICENSEE (an "Endorser") who is on a Team other than one of Licensee's Teams frequently does not wear an On-Court product of such other Team during Team games (including warm-up periods and going to and from the locker room to the playing floor) or in Team practices, (y) NBAP reasonably believes such behavior is the result of such Endorser's loyalty to LICENSEE and (z) NBAP requests LICENSEE to encourage such Endorser to wear such product, LICENSEE shall use its best efforts to encourage such player to wear such product (by communicating promptly with such player following receipt of such request for the purpose of encouraging him to wear such product) and, if NBAP requests LICENSEE to do so, LICENSEE shall advise NBAP as to who encouraged the player and when such encouragement was provided. NBAP shall ensure that each other company licensed by NBAP to manufacture Pro-Cut and Authentic products shall have the same obligations in respect to its endorsers as LICENSEE has pursuant to the preceding sentence.

     6. (a) The On-Court Products shall be designed to the manufacturably reasonable specifications of, and be of such physical characteristics of construction as specified by, the NBA and/or NBAP for each of Licensee's Teams for each NBA Season. The On-Court Products shall be of the same or reasonably better construction, fabrication and quality as those worn for the 1995-96 NBA Season. The NBA Logo shall be directly embroidered or applied (in a manner acceptable to NBAP) to the On-Court Products in the same manner as employed on such items used during the 1995-96 Season, unless otherwise approved by NBAP LICENSEE acknowledges that the design, including, but not limited to, drawings, artwork. designs, patterns and material composition, employed or developed for the production (through CAD/CAM or otherwise) of the foregoing items, and the codification, recording and reproduction, thereof, however maintained, organized or derived, including any computer tapes, hard copy or machine readable copies (collectively, the "Specs'), are for the benefit


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

               of NBAP and the Member Teams and that all proprietary interests therein belong to NBAP. LICENSEE shall not, without NBAP's prior written consent, divulge to any third party the substance of the Specs except as may be required to fulfill the terms of this Agreement. NBAP shall not authorize any of its licensees to use any of the Specs, except that NBAP shall be entitled to so authorize any of its licensees in connection with (i) the manufacture, distribution, promotion and sale of On-Court Products outside of the Territory, (ii) the manufacture, distribution, promotion and sale of On-Court Products worldwide in sizes that LICENSEE is not authorized to offer and (iii) a change in Team assignments among NBAP licensees authorized to manufacture On-Court Products involving one or more of Licensee's Teams. NBAP shall ensure that it shall have the right to use the designs of each other company licensed by NBAP to manufacture On-Court Products to the same extent that it has the right to use LICENSEE's designs pursuant to the preceding sentence.

          (b) Prior to the September 1 of a Contract Year and at such other times as NBAP may reasonably request, LICENSEE shall provide NBAP with information with respect to the sizes and Specs of the On-Court Products that LICENSEE supplies to each of Licensee's Teams for such Contract Year. In addition, LICENSEE shall participate in certain events (e.g., rookie combine physical examination sessions) organized by NBAP (or the NBA) for the purpose of, among other things, obtaining information with respect to the sizes and measurements of basketball players.

B. TERM: The term ("Term") of this Agreement shall commence August 1, 1997 and expire July 31, 2001.

C. TERRITORY: The Territory shall be, with respect to the distribution, advertising and sale of Licensed Products, the 50 United States, the District of Columbia and Canada ("North America"); provided, however, that
     (1) NBAP acknowledges that LICENSEE, as of the date of the execution of this Agreement, does not have the technological capability to restrict its advertising over the Internet to North America and (2) LICENSEE shall not be in breach of its obligations hereunder until and unless the technological capability has been developed to so limit the distribution of LICENSEE's advertising over the Internet.

D.   TEAM PRODUCT SUPPLY COMMITMENT:

     1. LICENSEE shall have the exclusive right and obligation to manufacture and supply to Licensee's Teams On-Court Licensed Products and (subject to Paragraph I.1 below) those Other Licensed Products supplied to a Licensee Team for use by the Team's statisticians and ballpersons during NBA games ("Ballperson Licensed Product"). LICENSEE shall have the exclusive right to use appropriate designations with respect to the supply of Licensed Products to Licensee's Teams, subject to the approval of NBAP in accordance with the terms of this Agreement.

     2. At least fourteen (14) days prior to the opening of training camp for each Licensee's Teams, LICENSEE shall, at its cost, produce and deliver to such places, at such times and of such sizes, as specified by NBAP, the following for each such Team:

          (a) two (2) sets of each home and two (2) sets of each away Pro-Cut Uniform (i.e., jersey and shorts) and Authentic warm-up for each of fifteen (15) players (i.e., 8 sets consisting of a top and a bottom per player, 120 sets per team); one hundred forty-four
               (144) pairs of Authentic compression shorts; four (4) Authentic Shooting Shirts (it being understood that, until and unless NBAP introduces home and away versions of Shooting Shirts, LICENSEE shall provide NBAP with four (4) Shooting Shirts of the one available style and that LICENSEE shall provide NBAP with two (2) home


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

               Shooting Shirts and two (2) road Shooting Shirts in the event that NBAP introduces home and away versions of such products) each of fifteen (15) players;

          (b) three (3) reversible mesh tank tops, three (3) t-shirts, two (2) pairs of mesh shorts, two (2) fleece tops and two (2) fleece pants for each of fifteen (15) players (i.e., 12 pieces per player, 180 pieces per team); and

          (c)  1,200 pairs of socks.

     3. LICENSEE shall use its best efforts to accommodate the reasonable requests of NBAP and of each of Licensee's Teams regarding the style and weight of each of the products listed in subparagraph 2(a)-(c).

     4.   Each Season, upon NBAP's request, LICENSEE shall provide to NBAP two
          (2) sets of each of the products listed under subparagraph 2(a)-(c) above for each Licensee Team.

     5. (a) During the Term, each of Licensee's Team may request changes in the design of its On-Court Products in accordance with NBA Uniform and Logo guidelines, as they may be amended from time-to-time. LICENSEE shall, for each Contract Year and for each Team, bear the full cost in connection with the creation (other than design creatives) and manufacture to Specs of one (1) prototype/sample redesigned product. The timely delivery of such redesigned product is contingent upon adherence to the NBA's guidelines.

          (b) LICENSEE's timely performance of its obligations pursuant to this Paragraph 5 and Paragraph 2 above are contingent upon LICENSEE's receipt of an order from each of Licensee's Teams containing information with respect to product sizes, styles, colors, numbers, names and quantities by the times specified below in order to effect shipment to the Team by the corresponding date:

                          Orders Shipped to Teams as Follows:

        Complete Orders
        Received by:    Practicewear  Other On-Court Products
        ------------    ------------  -----------------------
        February 1      July 1        September 1
        June 1          August 1      September 1
        June 15         August 15     September 15
        July 1          September 1   October 1

     6. NBAP or any of Licensee's Teams may purchase On-Court merchandise for official or player use (not for retail sale) at LICENSEE's most favorable wholesale catalog prices less twenty percent (20%), except that reasonable requests for customized items for "VIPs" or NBAP product placement use shall be available at LICENSEE's manufacturing cost.

     7. LICENSEE shall maintain a staff dedicated to service each of Licensee's Teams outfitting needs and to respond expeditiously and appropriately to Team On-Court Licensed Product requests. Without limiting the effect of the preceding sentence, LICENSEE (i) shall maintain (in the United States and Canada) 120 pieces of each of the products listed under subparagraph 2(a)-(c) above (excluding socks) in blank inventory to accommodate immediate Team needs, and (ii) acknowledges that LICENSEE's Teams may request OnCourt Products for players acquired during the course of the NBA Season and agrees that it shall use its best efforts to satisfy such requests within one (1) business day of its receipt of such request at no cost to NBAP or the requesting Team.


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


E.   RETAIL PRODUCT DISTRIBUTION:

     1. (a) Except as expressly set forth herein and as NBAP and LICENSEE may agree otherwise, LICENSEE shall the exclusive right and obligation (with respect to the adult and youth sizes set forth in Paragraph A.3 above) to offer, manufacture, distribute and sell to retail accounts all styles of On-Court Licensed Products for each of Licensee's Teams; provided, however, that, with respect to each Contract Year, LICENSEE shall only be obligated to:

               (i) offer, manufacture, distribute and sell to retail accounts at least one (1) style of a Pro-Cut jersey with respect to at least fifteen (15) then-current players, to be determined by NBAP by no later than the February 1 preceding the start of such Contract Year from Licensee's Teams (it being understood that at least one (1) player from each such Team shall be included);

               (ii) offer, manufacture, distribute and sell to retail accounts at least one (1) style of an Authentic jersey with respect to at least (x) two (2) then-current players, to be determined by NBAP by no later than the February 1 preceding the start of such Contract Year, from each of Licensee's Teams and (y) three (3) then-current players, to be determined by NBAP by no later than the February 1 preceding the start of such Contract Year, from among all of Licensee's Teams;

              (iii) offer, manufacture, distribute and sell to retail accounts at least each style of Shooting Shirt worn by each one (1) of Licensee's Teams; provided, however, that in any Contract Year in which NBAP determines that Shooting Shirts worn by NBA players shall include player names, LICENSEE shall not offer Shooting Shirts without player names and shall offer, manufacture, distribute and sell player identified Shooting Shirts on the same basis as for Authentic jerseys in accordance with subparagraph (ii) above; and

               (iv) offer, manufacture, distribute and sell to retail accounts at least one (1) style of all other On-Court Licensed Products.

          (b)   (i) LICENSEE shall offer to retail accounts at least four
                    (4) outerwear styles in adult styles for all NBA Teams across a range of price points, and shall manufacture and have available for distribution to retail accounts at least two (2) such styles, with respect to each Fall selling season covered by the Term. Licensee shall offer to retail accounts at least three (3) outerwear styles in adult sizes for all NBA Teams across a range of price points, and shall manufacture and have available for distribution to retail accounts at least one (1) such style, with respect to each Spring selling season covered by the Term.

               (ii) LICENSEE shall offer to retail accounts at least three (3)
                    outerwear styles in youth sizes for all NBA Teams across a range of price points, and shall manufacture and have available for distribution to retail accounts at least one
                    (1) such style, with respect to each Fall selling season covered by the Term. LICENSEE shall offer to retail accounts at least two (2) outerwear styles in youth sizes for all NBA Teams across a range of price points, and shall manufacture and have available for distribution to retail accounts at least one (1) such style, with respect to each Spring selling season covered by the Term.

              (iii) Except as specified in subparagraphs (i) and (ii) above,
                    LICENSEE shall offer to retail accounts a representation of Other Licensed Products (including various


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

                    styles of t-shirts, fleece, polos and a minimum of four (4) styles of headwear with respect to the Fall and Spring selling seasons) for all NBA Teams.

          (c) LICENSEE shall have the right, but not the obligation, to offer to retail accounts Authentic jerseys bearing the names of NBA players who retire from one of Licensee's Teams during the Term, subject to the following conditions:

               (i) any such jersey shall be deemed a Licensed Product under this Agreement;

               (ii) any such jersey may be offered for a period (to be
                    determined by NBAP) not to exceed three (3) years from the conclusion of the last NBA season in which the retired player played; and

              (iii) the royalty rate applicable to the sale of any jersey of a retired player shall equal the then-current royalty rate for Authentic Licensed Products containing Licensed Attributes.

          (d) In each instance in which LICENSEE is obligated only to offer a style of a Licensed Product pursuant to Paragraph E.1(b), such product shall be manufactured, distributed and sold if LICENSEE receives aggregate orders for such style for a Contract Year from retail accounts of at least 600 units.

     2. Set forth on Schedule B (as such schedule may be amended from time-to-time) are the traditional retail accounts that support the high quality and image of NBA officially licensed products with appropriate merchandising displays, promotion and/or customer service and to which LICENSEE shall offer a full range of Licensed Products. LICENSEE shall not offer any On-Court Licensed Product or Ballperson Licensed Product exclusively to any retail account and shall offer each style or version of each such product required by this Agreement to all of the retail accounts listed on Schedule B (as such schedule may be amended from time-to-time). All Licensed Products shall be offered, or made available, to each outlet of a retail account (i.e., "chainwide") listed on Schedule B and only to the retail accounts listed on such Schedule.

     3. (a) LICENSEE acknowledges that it will receive a variety of tangible and intangible benefits as a result of having merchandise manufactured by LICENSEE displayed, sold and promoted at NBAP and/or Team owned or controlled concessions or stores ("NBA and Team Stores"). Therefore, LICENSEE shall, in addition to and in consideration of the benefits it will receive from having merchandise displayed, sold and promoted at NBA and Team Stores,
               (i) upon the request of NBAP, perform contract manufacturing services for NBAP in connection with the manufacture of products for sale in an NBAP owned or controlled store on terms mutually agreed upon by NBAP and LICENSEE, and (ii) except as NBAP and LICENSEE may otherwise agree, give NBA and Team Stores the same priority under LICENSEE's sales and distribution policies (in terms of price discounts, product offering, allocation, priority of delivery and cooperative or other advertising and promotional allowances or other benefits) as LICENSEE affords to its most preferred high-volume customers, regardless of any such Store's volume. No concession or store owned or controlled by a professional sports team or league (other than the NBA or an NBA
               Team) or by a college or university shall be entitled to more favorable price discounts or priority than that offered to NBAP and/or Team concessions or stores.

               (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event that LICENSEE fails (or informs NBAP that it is unable) to accommodate an order by NBAP for delivery of one or more On-Court and/or Ballperson Licensed Products to


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

               an NBAP owned or controlled store by the time NBAP requests such delivery be made, NBAP shall be entitled, on a "fill-in" basis, to obtain the requested Licensed Products from any source.

     4. LICENSEE shall have the exclusive right and obligation to offer, manufacture, distribute and sell to retail accounts at least one (1) style of a "celebratory" headwear product and at least one (1) style of a "celebratory" t-shirt (each distributed under the "Starter" label) with respect to any of Licensee's Teams "celebratory" events (e.g., win an NBA Division or Conference championship), other than an NBA Finals celebration, to be supplied to such Team for the Team's locker room celebration. Any rights LICENSEE may have with respect to "celebratory" products for an NBA Finals celebration shall result from, and be governed by, a separate agreement with NBAP. In connection with the rights granted in this subparagraph, LICENSEE shall be given appropriate locker room access and designation rights in accordance with the terms of this Agreement.

     5. LICENSEE shall maintain sufficient personnel and stock of finished products in facilities located in the United States and Canada to accommodate promptly all orders and reorders from its retail accounts for all On-Court and Ballperson Licensed Products.

F.   COMBINED ROYALTY PAYMENTS:

     Throughout the Term, LICENSEE shall pay monthly to NBAP in accordance with Paragraph 4 of the Standard Terms and Conditions a combined royalty and advertising and promotion payment equal to the percentage of "Met Sales" (as defined in Paragraph 1 of the Standard Terms and Conditions) listed below for each Licensed Product category set forth below for each Contract
     Year:

      Licensed Product                             Combined Royalty Payment
      ----------------                             ------------------------
      1. Pro-Cut Jerseys and Authentic Jerseys
         Containing Licensed Attributes:           15%

      2. All other On-Court and Other Licensed
         Products (e.g., Pro-Cut and Authentic
         Shorts, Warm-ups (tops and pants),
         Authentic Shooting Shirts, Authentic
         Practicewear, Authentic Compression
         shorts, Authentic socks, Athletic Bags
         and Soft Luggage, Outerwear, Activewear
         and Headwear):                            11%

G.   MINIMUM GUARANTEES:

     LICENSEE guarantees to make payments to NBAP (in accordance with Paragraph 3(a) and (b) of the Standard Terms and Conditions) with respect to all Licensed Products (regardless of product sales) for each Contract Year of not less than the amount listed below (in U.S. dollars) with respect to both the United States and Canada:

           Contract Year   U.S. Minimum   Canada Minimum
           -------------   ------------   --------------
                1          $3,300,000     $250,000
                2          $3,750,000     $350,000
                3          $3,750,000     $350,000
                4          $3,750,000     $350,000



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

H.   ADVERTISING AND PROMOTION:

     1. Consistent with NBAP's past practice of creating, undertaking or supporting advertising and promotion activities with respect to NBAP-licensed products sold at retail NBAP shall be entitled to devote up to two percent (2%) of LICENSEE's annual royalty payments to cover the expenses incurred by NBAP in connection with such advertising and promotion activities. Any amounts devoted by NBAP to cover such expenses shall be spent on such advertising and promotion activities as NBAP, in its sole discretion, shall determine.

     2. LICENSEE shall exhibit, at its sole cost and expense, a fair and representative selection of Licensed Products at the Super Show and every other trade show where LICENSEE exhibits licensed products.

I.   TEAM MARKETING SUPPORT:

     1. With respect to each Contract Year, LICENSEE shall require each of Licensee's Teams, at LICENSEE's option, to enter into one of the following marketing and sponsorship arrangements with LICENSEE:

          (a) the "Basic" arrangement - under this arrangement, LICENSEE shall spend not less than $100,000 with the Team during each Contract Year, have the obligation and exclusive right to outfit the Team's statisticians and ballpersons during NBA games in Licensed Product (subject, in each case, to NBAP's policies) and receive:

               (i) the exclusive right to outfit the Team's trainer(s), equipment manager(s) and other team game personnel (other than coaches) in Licensed Product (subject, in each case, to NBAP's policies), if such personnel choose to wear logo-identified apparel, courtside during Team games and practices (including warm up periods, going to and from the locker room to the playing floor and pre- and post-game media sessions);

               (ii) a commitment from the Team that (u) none of its
                    statisticians, ballpersons, trainers, equipment managers or other team game personnel (other than coaches) shall wear any brand identified (other than LICENSEE brand identified) athletic apparel or accessories during a Team game or a Team practice, (v) such individuals shall be advised not to wear any brand identified (other than LICENSEE brand identified) athletic apparel or accessories during Team warm up periods, going to and from the locker room and during pre- and post-game media sessions, (w) none of such individuals shall obscure, alter or replace any brand identification of LICENSEE on any Licensed Products supplied by LICENSEE, (x) the Team shall uses its best efforts to prevent any company (other than LICENSEE) from providing athletic apparel or accessories to people gathered at media sessions arranged by the Team at a venue that the Team controls, (y) no advertising (other than LICENSEE's brand identification) that can be placed on any apparel worn by any of such individuals (except for apparel worn by ballpersons) shall be provided to any company and (z) no advertising (other than LICENSEE's brand identification) that can be placed on any apparel worn by ballpersons or on any courtside item that "touches a player" (e.g., seatbacks, towels, athletic bags, cups and coolers) shall be provided by the Team (not
                    NBAP) to a company in the athletic footwear and/or apparel sponsor category other than LICENSEE; and

              (iii) a marketing and sponsorship package, to be agreed upon the Team and LICENSEE, that includes at least $50,000 of value in cash and/or product (other than product that LICENSEE is obligated to provide to the Team under this Agreement, including, but not limited to, the Licensed Product worn by ballpersons) (e.g., media advertising, signage, tickets, participation in community programs with the Team or a third party) during each Contract Year; or

          (b) the "Advanced" arrangement - under this arrangement, LICENSEE and the Team shall have the same rights and obligations as under the Basic arrangement plus:

               (i) LICENSEE shall spend at least an additional $100,000 (for a total minimum of $200,000) with the Team during each Contract Year;

               (ii) LICENSEE shall receive a commitment from the Team that (x)
                    no courtside signage (e.g., a rotation in AdTime), during the Team's games, shall be provided by the Team to a company in the athletic footwear and/or- apparel sponsor category other than LICENSEE (provided that, notwithstanding the foregoing, the Team shall be entitled to provide signage on balicarts to NBAP's then-current ball licensee and, if such licensee is Spalding, the Team shall be entiUed to provide Spalding with courtside signage that refers to basketballs or its official supplier status regarding basketballs and that advertises no other Spalding product (e.g., such courtside signage cannot have only the Spalding name and logo)), (y) no LICENSEE-identified courtside signage provided by the Team, during the Team's games, shall be obscured, altered or replaced or added to in any Team licensed telecast distributed within the Team's territory (it being understood that such prohibition shall not apply to NBAP's distribution of such game telecast outside the Team's territory) and (z) apparel worn by ballpersons will not contain any signage other than the brand identification of LICENSEE (in accordance with NBAP's policies); and

              (iii) LICENSEE's marketing and sponsorship package shall include at least an additional $75,000 (a total of $125,000) in value in cash and/or product (other than product that LICENSEE is obligated to provide to the Team under this Agreement, including, but not limited to, the Licensed Product worn by ballpersons) during each Contract Year, to be agreed upon by the Team and LICENSEE.

     2. In addition to the amounts required under Paragraph I.1 above, LICENSEE shall spend, at its sole discretion, each Contract Year, in cash and/or product (other than product that LICENSEE is obligated to provide to the Team under this Agreement, including, but not limited to, the Licensed Product worn by ballpersons), on marketing and sponsorship programs offered by one or more of Licensee's Teams, a minimum of $900,000. Notwithstanding anything to the contrary contained in this Agreement, LICENSEE shall spend, in the aggregate, at least $2,250,000 each Contract Year, in satisfaction of its obligations under Paragraph I.1 above and the preceding sentence.

     3. Any amount that LICENSEE is obligated to spend with any NBA Team during any Contract Year by reason of a marketing and/or sponsorship relationship that LICENSEE has with such Team as of the date of this Agreement shall not be included in determining whether LICENSEE has satisfied its obligations under Paragraphs I.1 and/or 2 above.

     4. Notwithstanding anything to the contrary contained in Paragraph I.1 above, LICENSEE shall not be required to spend on one of Licensee's Team's Team Inventory in excess of fifty percent (50%) of the value of the applicable Team marketing and sponsorship package for that Team determined in accordance with either Paragraph I.1(a)(iii) or I.1(b)(iii). For purposes of this Paragraph I, "Team Inventory" shall mean all team-owned or controlled media advertising (e.g., television, radio, signage and print), tickets and suites.

     5. For purposes of this Agreement (and any agreement LICENSEE enters into with any of Licensee's Teams pursuant hereto, unless such Team and LICENSEE agree otherwise), "athletic accessories" shall mean all headwear, headbands, wristbands, bags, towels, and all other accessories that an individual wears or uses while participating in any athletic activity. For purposes of this Agreement (and any agreement LICENSEE enters into with any of Licensee's Teams pursuant hereto, unless such Team and LICENSEE agree otherwise), any company shall be deemed to be in the "athletic footwear and/or apparel sponsor category" if such company is listed on Schedule C or D.

J.   MARKETING AND MEDIA SUPPORT:

     1. For the right to be designated an "official supplier" of the NBA throughout the Term, LICENSEE shall pay to NBAP an annual fee ("Annual Fee") of (i) $500,000 for Contract Year 1, (ii) $550,000 for Contract Year 2, (iii) $600,000 for Contract Year 3, and (iv) $650,000 for Contract Year 4. The Annual Fee for a Contract Year shall be paid in four (4)equal installments on August 1, November 1, February 1 and May 1 of such Year.

     2. During each Contract Year, LICENSEE shall make not less than the following expenditures on NBA media and events in the United States and Canada:

          (a) With respect to commercial inventory in national broadcast and cable network (e.g., NBC and TNT) game telecasts in the United States, LICENSEE shall purchase $2,000,000 (less advertising agency commissions not to exceed 15%) with respect to each Contract Year; provided, however, that in the event that LICENSEE pays NBAP combined royalties of $5,000,000 or more with respect to Licensed Products sold in the United States and Canada for any Contract Year, LICENSEE shall purchase commercial inventory in national broadcast and cable network game telecasts in the United States of at least $2,500,000 (gross) with respect to each subsequent Contract Year.

          (b) With respect to commercial inventory in NBA-related programming (including television, radio, Internet and print media) that NBAP sells and Inside Stuff Magazine ("NBAP Controlled Media") in the United States, LICENSEE shall purchase $500,000 (less advertising agency commissions not to exceed 15%) with respect to each Contract Year (including at least one (1) page of advertising in each issue of Inside Stuff Magazine); provided, however, that in the event that LICENSEE pays NBAP combined royalties of $5,000,000 or more with respect to Licensed Products sold in the United States and Canada for any Contract Year, LICENSEE shall purchase NBAP Controlled Media in the United States of at least $750,000 (net) with respect to each subsequent Contract Year (including at least one (1) page of advertising in each issue of Inside Stuff Magazine).

          (c) With respect to events, ceremonies, activities, competitions or programs conducted by NBAP in the United States and Canada (e.g., Jam Session, grass roots programs) ("NBAP Events and Programs") (to be selected mutually by LICENSEE and NBAP), LICENSEE shall provide NBAP in cash and/or product, in exchange for appropriate recognition and exposure, with (i) $200,000 for Contract Year,
               (ii) $250,000 for Contract Year 2, (iii) $300,000 for Contract Year 3 and (iv) $350,000 for Contract Year 4.

          (d) On or before the June 15 prior to a Contract Year, NBAP shall provide LICENSEE with a reasonable selection of inventory and/or sponsorship opportunities with respect to NBA Controlled Media and NBAP Events and Programs that are available to LICENSEE for such Contract Year together with the corresponding prices and/or fees for such inventory and/or sponsorship opportunities. If, within thirty (30) business days of receipt by LICENSEE of such list, LICENSEE does not provide NBAP with written confirmation of its selection of NBAP Controlled Media and NBAP Events and Programs in amounts sufficient to satisfy LICENSEE's obligations under Paragraph J.2.(b) and (c), then (i) NBAP shall not be obligated to reserve for LICENSEE for such Contract Year any particular NBAP Controlled Media for NBAP Events and Programs (other than the inventory and/or sponsorship opportunities selected during such 30~ay period) and (ii) LICENSEE shall satisfy its remaining obligations under Paragraph J.2(b) and (c) with respect to NBA Controlled Media and NBAP Events and Programs for such Contract Year from any inventory and/or sponsorship opportunities made available to LICENSEE by NBAP for such Contract Year.

          (e) Without limiting the effect of any provision of this Paragraph J, each Contract Year, LICENSEE shall support LICENSEE's distribution and sale of Licensed Products with advertising and marketing materials distributed within the Territory (e.g., purchased during NBA game telecasts or in NBAP Controlled Media) worth not less than $2,000,000 (based on the actual cost incurred by LICENSEE to create and distribute such advertising and marketing materials). For purposes of this subparagraph, "advertising and marketing materials" shall include television commercials, print advertisements, outdoor boards, wall murals, point-of-purchase displays and other forms of media advertising or marketing. In order to be counted against LICENSEE's obligation under this subparagraph (e), any such materials must
               (i) advertise or promote one or more Licensed Marks (in equal or greater prominence than the "Starter" brand), (ii) not indicate or depict any brand other than "Starter" or any other sport or trademark, and (iii) be approved by NBAP prior to execution by LICENSEE.

K.   MEDIA ADVERTISING RIGHTS:

     1. LICENSEE shall not use any photograph or footage incorporating, displaying or depicting a Licensed Mark ("NBA Photo or Footage") for any purpose other than for advertising and promoting Licensed Products.

     2. Unless otherwise approved by NBAP, any game action NBA Photo or Footage must be obtained from NBAP or NBA Entertainment, Inc. ("NBAE"). LICENSEE shall not be charged any fee (other than NBAE's search and edit charges and other out-of-pocket expenses) for NBA Photo or Footage obtained from NBAP or NBAE and used by LICENSEE in connection with an advertisement or promotion for Licensed Products so long as any such advertisement or promotion has been approved by NBAP.

L.   TEAM ASSIGNMENTS:

     1. Set forth on Schedule A hereto (as such Schedule may be amended from time to time in accordance with this Paragraph L or as the parties may otherwise agree) are Licensee's Teams with respect to each Contract Year.

     2. (a) During the Term, NBAP shall have the right to assign to LICENSEE (with LICENSEE's consent) either a Team other than one of the twenty-nine Teams in existence as of the execution date of this Agreement (an "Expansion Team") or a

               Team assigned initially to another NBAP licensee with rights to manufacture Pro-Cut and Authentic products (an "Available Team"). LICENSEE shall notify NBAP as to whether it consents to such proposed assignment within fifteen (15) days of LICENSEE's receipt of written notice from NBAP advising LICENSEE of the availability of such Expansion Team and/or Available Team. In the event of any such assignment, the following modifications shall be made to LICENSEE's obligations hereunder for each Expansion Team and/or Available Team that becomes one of Licensee's Teams, commencing with the first Contract Year in which such Expansion Team and/or Available Team becomes a Licensee Team and continuing through the Term:

               (i) LICENSEE shall make available the team marketing and sponsorship arrangements described n Paragraph I.1 above to each such Expansion Team and/or Available Team in accordance with the terms set forth in such Paragraph;

               (ii) LICENSEE shall (x) supply such Expansion Team and/or
                    Available Team with On-Court Licensed Products and Ballperson Licensed Products in accordance with Paragraph D and (y) offer, manufacture, distribute and/or sell (as the case may be) to retail accounts On-Court Licensed Products and Ballperson Licensed Products with respect to such Expansion Team and/or Available Team in accordance with Paragraph E; and

              (iii) the applicable Annual Fees set forth in Paragraph J.1 shall be increased by 10% per Expansion Team and/or Available Team (e.g., if one Expansion Team and one Available Team become Licensee Teams in Contract Year 2, the Annual Fee for Contract Year 2 (and for all remaining Contract Years) will be 120% of the amount set forth in Paragraph J.1).

          (b) In the event that LICENSEE does not timely consent to a proposed assignment by NBAP to LICENSEE of an Expansion Team and/or Available Team in accordance with subparagraph (a), then NBAP shall be free to assign such Expansion Team and/or Available Team to another company.

M.   MISCELLANEOUS:

     1. (a) In the event that, during the Term, LICENSEE takes any action, or causes any NBA player to take any action, that would cause or induce any such player to "opt-out" of the Group License Agreement between NBAP and the National Basketball Players Association ("NBPA") (or its successor), or that would otherwise cause or induce any such player to materially breach the Collective Bargaining Agreement between the NBA and NBPA in effect as of the date hereof, or any successor collective bargaining agreement between the NBA and NBAP (or its successor), or any NBA Uniform Player Contract, NBAP shall have the right to terminate this Agreement upon written notice to LICENSEE. Such termination shall be effective at the conclusion of the then-current Contract Year, or at such earlier time as NBAP and LICENSEE may agree. In the event that this Agreement is terminated pursuant to this Paragraph, LICEMSEE shall (i) cease from manufacturing, distributing and selling Licensed Products,
               (ii) have no right to use the Licensed Marks or Licensed Attributes in the Territory, and (iii) remain responsible to NBAP for any royalties relating to Met Sales on Licensed Products. Nothing contained in this Paragraph M.1(a) shall affect, or be deemed to affect, (i) any right of any individual NBA player to "opt-out" of the Group License Agreement, or any successor group licensing agreement between NBAP or the NBA and the NBAP (or its successor), in accordance with the terms of such Agreement or successor agreement, or (ii) any rights NBAP, the NBA or an NBA team may have be contract or law against a player for breach of contract or against LICENSEE for causing or inducing a breach of contract.

          (b) In the event that (x) LICENSEE knows or reasonably should know that an NBA player who has entered into an endorsement agreement with LICENSEE (an "Endorser") is considering "opting out" of the Group License Agreement, or any successor group licensing agreement between NBAP or the NBA and the NBPA (or its successor), with respect to any product (other than footwear) that LICENSEE, is supplying, distributing or selling, in accordance with the terms of the Group License Agreement (or successor agreement) or (y) NBAP requests LICEMSEE to encourage an Endorser not to "opt-out" of such Group License Agreement (or successor agreement) with respect to any such product, then LICENSEE shall use its best efforts to encourage such Endorser not to "opt-out" with respect to such product (by communicating promptly with such Endorser for the purpose of encouraging him not to "opt-out") and, if NBAP requests LICENSEE to do so LICENSEE shall advise NBAP as to who encouraged such Endorser and when such encouragement was provided.

          (c) LICENSEE shall use its best efforts to encourage any Endorser who has "opted-out" or who "opts-out" of the Group License Agreement (or any successor group licensing agreement between NBAP or the NBA and the NBAP (or its successor)) with respect to any product (other than footwear) that LICENSEE is supplying, distributing or selling, by reason of a provision contained in any agreement such Endorser has entered into with LICENSEE, to participate in such group licensing agreement with respect to such product (by communicating with such Endorser for the purpose of encouraging him to so participate) and, if NBAP requests LICENSEE to do so, LICENSEE shall advise NBAP as to who encouraged such Endorser and when such encouragement was provided. NBAP shall advise LICENSEE as to which Endorsers have "opted-out" as of the date of this Agreement with respect to any such product and LICENSEE shall confirm that it will not object to the participation of such Endorsers in the Group License Agreement, or any successor group license agreement between NBAP or the NBA and the NBPA (or its successor) in accordance with the terms of such Agreement or successor agreement, with respect to any such product.

          (d) LICENSEE shall not take any action to cause or induce any Endorser or NBA player who plays for a Team that is not a Licensee Team (i) to wear or use any apparel or accessory products and/or (ii) not to wear any On-Court products manufactured by an NBAP licensee other than LICENSEE, in either case, during a Team game (including warm-up periods, going to and from the locker room to the playing floor and pre- and post-game media sessions) or a Team practice. LICENSEE shall not intentionally obscure, alter or replace any brand identification of any company on any On-Court product or intentionally add any signage to any On-Court product depicted in any NBA Photo or Footage used by LICENSEE in connection with any product or with any advertising or promotional material (it being understood that this provision shall not restrict LICENSEE from using NBA Photos or Footage in which an entire player is obscured in accordance with NBAP rules or in which such brand identification is not visible because of the angle at which such NBA Photos or Footage are taken).

          (e) NBAP agrees that the obligations and covenants set forth in this Paragraph M.1 shall be required of any other company licensed by NBAP to manufacture On-Court and Authentic licensed products.

     2. (a) NBAP shall not authorize any company to provide any NBA players on any of Licensee's Teams with any brand identified (other than LICENSEE brand identified) athletic apparel for use by such players during a Team game (including warm-up periods, going to and from the locker room to the playing floor and pre- and post-game media sessions) or a Team practice.

          (b) NBAP shall not take any action to cause or induce any NBA player who plays for one of Licensee's Team (i) not to wear any On-Court Licensed Product or (ii) to obscure, alter or replace in any way LICENSEE's brand identification on any On-Court Licensed Product or to add signage to any On-Court Licensed Product.

          (c) NBAP shall not authorize any NBAP sponsor or licensee to intentionally obscure, alter or replace LICENSEE's brand identification on any On-Court Licensed Product or intentionally add any signage to any On-Court Licensed Product depicted in any NBA Photo or Footage used by such sponsor or licensee in connection with any product or with any advertising and promotional material (it being understood that this provision shall not restrict any such sponsor or licensee from using NBA Photos or Footage in which an entire player is obscured in accordance with NBAP rules or in which such brand identification is not visible because of the angle at which such NBA Photos or Footage are taken).

          (d) NBAP shall not authorize any company (other than LICENSEE) to provide apparel to people gathered at media sessions arranged by one (1) of Licensee's Teams at a venue that the Team or NBAP controls.

     3. LICENSEE shall use its best efforts to secure the services of NBA players as Endorsers and to use Endorsers to promote the sale of Licensed Products.

     4.   NBAP shall, at no charge to LICENSEE, provide LICENSEE with twenty
          (20) tickets per event to all major, public NBA-sponsored events conducted during the NBA All-Star Weekend held each Contract Year for use by trade or by LICENSEE's personnel, it being understood that no such ticket may be used as a sweepstakes prize or for other promotional purposes without NBAP's written consent.


AGREED TO AND ACCEPTED:                 AGREED TO AND ACCEPTED:

STARTER CORPORATION                     NBA PROPERTIES, INC.

By: /s/unrecognizable                   By: /s/unrecognizable
    -----------------------                 --------------------------

Date: 1/22/97                           Date: 1/23/97
      ---------------------                   ------------------------

                       NBAP STANDARD TERMS AND CONDITIONS

1.   ADDITIONAL DEFINITIONS

     For the purposes of this Agreement:

     (a) "Contract Year" shall mean a twelve (12) month accounting period commencing August 1,1997 and concluding July 31.

     (b) "Counterfeit Goods" shall mean and include: (i) goods that bear any NBA Mark that has been reproduced and/or affixed without authorization from NBAP; (ii) goods that bear any NBA Mark produced by any source in excess of an amount ordered by an NBAP licensee; and (iii) goods that bear any NBA Mark that have been rejected by NBAP or an NBAP licensee and nevertheless enter the stream of commerce.

     (c) "Diverted Goods" shall mean and include any goods produced by someone acting on behalf of an NBAP licensee, which goods are not delivered by the producer to such licensee or to a person designated by such licensee to receive such goods.

     (d) "Net Sales" shall mean the amount of the gross sales of a Licensed Product by LICENSEE, after deducting any bona-fide credit or adjustment for returns actually made and volume discounts actually and customarily given to the trade (such discounts may not exceed ten percent (10%) of the gross sales for the applicable accounting period). In computing Net Sales, no direct or indirect expenses or costs incurred in connection with paying royalties due under this Agreement (including transferring funds or royalties or converting currency into U.S. dollars) or manufacturing, selling, distributing, importing or advertising (including cooperative and other advertising and promotion allowances) the Licensed Products shall be deducted, nor shall any deduction be made for uncollectible accounts, cash discounts, early payment discounts, discounts relating to advertising, mark-down allowances or other allowances. Met Sales resulting from sales to any party directly or indirectly related to or affiliated with LICENSEE (a "Related Transaction") shall be computed based on regular selling prices to the trade. If such related party or affiliate is a reseller to the trade of the Licensed Products, the sales price for purposes of determining Met Sales of a Related Transaction shall be the higher of the sales price to the related or affiliated party or the sales price charged to the trade by such related or affiliated party. If a purchaser from LICENSEE purchases FOB the manufacturing source or participates in other arrangements which result in such purchaser paying less for the Licensed Products than LICENSEE's regular selling prices to the trade, Met Sales with respect to any such transaction shall be computed based on the regular selling prices to the trade.

     (e) "Parallel Goods" shall mean and include Licensed Products transferred outside of the Territory or brought into the Territory in violation of this Agreement.

     (f) "Premium" shall mean anything given free or sold at substantially less than its usual selling price (but does not include sales made pursuant to periodic price reductions resulting from "specials," "sales," or volume pricing discounts) for the purpose of increasing the sale of, or publicizing, any product or service, or other giveaway or promotional purpose. Other giveaway or promotional purposes include, but are not limited to, self-liquidating offers, uses of Licensed Products as sales force or trade incentives and sales of Licensed Products through distribution schemes involving earned discounts or "bonus" points based on the consumer's use of the offeror's product or service.

     (g) "Standard weight" means a garment weight of less than 5.5 oz. in the case of non-fleece items and less than 10.5 oz. in the case of fleece items.

2.   TEAM REPRESENTATION; LIMITATIONS ON LICENSE

     Except as provided herein or as otherwise approved in writing by NBAP, each Licensed Product must be manufactured and offered for sale on LICENSEE's standard terms in a version for each Member Team. LICENSEE acknowledges that, unless the NBA Logo is specifically contained in the definition of Licensed Marks above, no license is granted for the use of the NBA Logo except insofar as the NBA Logo is embodied in the NBA "Official Licensed Product" logo. If LICENSEE is licensed to use the NBA Logo under this Agreement and if this Agreement includes the right to manufacture apparel products, the NBA Logo may, unless otherwise specified on the first page of this Agreement, be used only on products sold under LICENSEE's highest priced brand and must be embroidered on all apparel products sold under LICENSEE's highest priced brand (other than non-embroidered T-shirts and fleece). The NBA Logo may only be in combination with the Marks of one (1) or more Member Teams (i.e., the NBA Logo may not be used by itself), which must be shown with equal or greater prominence than the NBA Logo. All designs of the Licensed Products using the Licensed Marks, including any packages, containers or tags, shall be subject to NBAP's prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE authorize any third party to use such designs. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products and nothing in this Agreement is intended to prohibit LICENSEE's manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.

3.   STATEMENTS AND PAYMENTS; REPORTING

     (a) Statement and Payments: By the fifteenth (15th) day following the end of each month, LICENSEE shall furnish NBAP with a statement of estimated total gross sales for the preceding month, and within thirty
          (30) days following the end of each month shall furnish (on forms provided by or approved by NBAP) full and accurate statements (on a country-by-country and unit basis, if more than one country is contained within the definition of the Territory), certified by an officer of LICENSEE, showing all information relating to the calculation of Met Sales for the preceding month. Simultaneously with the submission of such full statement, LICENSEE shall make all combined royalty and advertising and promotion payments required under this Agreement for the applicable month. The minimum amount of each monthly payment with respect to each Licensed Product category shall be the amount which, when added to payments previously made for the Contract Year with respect to such Licensed Product category, shall equal one-twelfth (8.34%) of the Minimum Guarantee for such Licensed Product category for such Contract Year required under Paragraph G above, multiplied by the number of calendar months of such Contract Year that have then elapsed. Aggregate royalties and any advertising and promotion payments paid each Contract Year may exceed the Minimum Guarantee for such Contract Year. Such monthly statements shall be furnished and the required payments made by LICENSEE whether or not there are any Met Sales for that month. LICENSEE shall not deduct or withhold any amounts by reason of any tax (including any taxes imposed on NBAP); any applicable tax on the distribution and sale of the Licensed Products shall be borne, and paid directly, by LICENSEE. In order to avoid the imposition of foreign withholding taxes on NBAP, all payments shall be in U.S. dollars, from a U.S. source approved by NBAP. All computations and payments shall be in U.S. dollars, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Paragraph, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by Chase Bank, Mew York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or royalties paid by LICENSEE (including the cashing of any royalty checks) shall not preclude NBAP from questioning their accuracy at any time, auditing LICENSEE's books and records pursuant to Paragraph 12 or claiming any shortfall in combined royalty and advertising and promotion payments. In order to assist with NBAP's annual budget process, by April 15 of each Contract Year, LICENSEE shall deliver a statement detailing LICENSEE's projections for sales of each Licensed Product for the following Contract Year, broken down on a quarterly basis. If LICENSEE fails to comply with the reporting requirements contained in this Paragraph, NBAP may charge LICENSEE, as liquidated damages, two thousand U.S. dollars (USD 2,000) for each instance of non-compliance with this Paragraph.

     (b) Cross Collateralization: Any combined royalty payment for a unit of Licensed Product sold shall only be applied against the Minimum Guarantee for such Licensed Product for the Contract Year in which the unit of such Licensed Product was sold (i.e., any shortfall in, or payment in excess of, the Minimum Guarantee for a Contract Year may not be offset or credited against the Minimum Guarantees for any other Contract Year, against any other Licensed Product or against any other NBA license held by LICENSEE). If Minimum Guarantees are stated separately for different categories of Licensed Products (or for different countries within the Territory), royalty payments resulting from Met Sales of a category of Licensed Product (or from Met Sales of a country) shall be applied only against the Minimum Guarantee for such category of Licensed Product (or against the Minimum Guarantee for such country).

4.   NON-RESTRICTIVE GRANT; RIGHTS RESERVED

     Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not specifically granted in this Agreement are expressly reserved by NBAP. No right of renewal or option to extend is granted or implied and LICENSEE shall have no right to continue manufacturing or selling Licensed Products or to continue holding itself out as a licensee of NBAP after the expiration or termination of this Agreement except as provided in Paragraph 14.

5.   PREMIUMS

     Licensed Products shall not be used as a Premium without the prior written approval of NBAP in each instance and unless specifically authorized pursuant to a separate agreement with NBAP. Nothing in this Agreement shall prohibit LICENSEE from marketing Licensed Products using creative techniques consistent with industry practice, including, but not limited to, periodic "specials," "sales," or volume discount prices, so long as all receipts are accounted for in Met Sales and in accordance with this Agreement.

6.   GOODWILL

     LICENSEE recognizes that (i) a portion of the value of the NBA Marks is attributable to goodwill, (ii) the goodwill attached to the NBA Marks belongs exclusively to NBAP, the NBA and its Member Teams and (iii) such NBA Marks have secondary meanings in the minds of the public. LICENSEE shall not, during the Term or thereafter, challenge (y) the property rights of the Member Teams, whether severally owned or held in association as the NBA, or NBAP's property rights, in and to NBA Marks, or (z) the validity, legality or enforceability of this Agreement.

7.   PROTECTION OF RIGHTS

     (a) Unauthorized Activities: LICENSEE shall promptly notify NBAP in writing of any infringements of the Licensed Marks, Licensed Attributes or the Licensed Products or the sale of any Licensed Products outside the Territory (e.g., unauthorized importation/exportation of goods) which may come to LICENSEE's attention. NBAP shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or unauthorized importation/exportation. LICENSEE agrees not to contact any third party, not to make any demands for claims and not to institute any suit or action on account of such infringement or unauthorized importation/exportation without obtaining the express prior written permission of NBAP in each instance.

     (b) Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent necessary to assist NBAP in the protection of the rights of NBAP. the NBA and the


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

          Member Teams in and to the Licensed Marks and Licensed Attributes. NBAP shall reimburse LICENSEE for any reasonable out-of-pocket costs actually incurred by LICENSEE in providing such cooperation and assistance. LICENSEE shall cooperate with NBAP in its enforcement efforts, including being named by NBAP as a complainant in any action against an infringer. LICENSEE shall pay to NBAP, and waives all claims to, all damages or other monetary relief recovered in any such NBAP-initiated action by reason of a judgment or settlement (other than for reasonable attorneys' fees and expenses incurred at NBAP's request) whether or not such damages or any part of such damages represent or are intended to represent injury sustained by LICENSEE.

     (c) Ownership of Marks: LICENSEE acknowledges that, based on NBAP's representations and warranties, NBAP and/or the Member Teams are the exclusive owners of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request. Any copyright, trademark or service mark used or procured by LICENSEE with respect to or involving the Licensed Marks, derivations or adaptations of the Licensed Marks, or any word, symbol or design which is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, one of its Member Teams or any of their affiliates, shall be procured for the benefit of and in NBAP's name, but at LICENSEE's expense, notwithstanding their creation by LICENSEE. LICENSEE shall take all necessary steps to secure an assignment to NBAP of the copyright from a creator of work that is not work-for-hire. Any copyright, trademark or service mark affecting or relating to the Licensed Marks already procured or applied for shall be assigned to NBAP. Notwithstanding the foregoing, LICENSEE shall not be prohibited from obtaining copyright protection, in its name, with respect to graphic designs/background presentations that do not specifically incorporate the Licensed Marks but are used in combination with the Licensed Marks on the Licensed Products as well as on merchandise produced under license from third parties (e.g. NFL, MLB or NHL licensed product). LICENSEE shall supply NBAP with any necessary supporting materials required to obtain copyright or trademark registrations of any copyrights or trademarks required to be assigned to NBAP under this Agreement.

     (d) Notices, Labeling and Records: In every instance in which any Licensed Mark is used, LICENSEE shall cause to appear on or within each Licensed Product sold, by means of a tag, label, imprint or other appropriate device, the notice "TM," "[registered mark]," "[copyright]" or such other copyright, trademark or service mark notices (including the form, location and content of such notices) as NBAP may from time-to-time designate. In addition, the following general notice (in the English language and the language of the country where the Licensed Products will be sold) must be included on a label, the packaging material or on a separate slip of paper packed with or attached to the Licensed Product:

               "The NBA and individual NBA member team identifications reproduced on this product are trademarks and copyrighted designs that are the exclusive property of NBA Properties, Inc. and the respective NBA member teams and may not be used without the written consent of NBA Properties, Inc."

          LICENSEE shall: (i) cause all Licensed Products to bear the NBA "Official Licensed Product" logo on either the article or its packaging in such place, and in such prominence, as NBAP may designate from time-to-time, (ii) faithfully comply with and adhere to NBAP's mandatory hologram "Official Licensed Product" identification system and Printables Policy (if applicable), or such other shipment tracking, identification and anti-counterfeiting systems, tags and labels that NBAP may establish from time-to-time, (iii) unless approved in writing by NBAP, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks and (iv) keep appropriate records, and advise NBAP, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials.

     (e) Recordation and Registered User Applications: With respect to those countries in which LICENSEE may distribute and which require applications to register LICENSEE as a permitted or registered user of the Licensed Marks, or which require the recordation of this Agreement, LICENSEE shall execute and deliver to NBAP such applications, agreements or other documents as may be necessary. In such event, this Agreement rather than such agreements will govern any disputes between LICENSEE and NBAP, and when this Agreement expires or is terminated, any such other agreement shall also be deemed expired or terminated.

     (f) LICENSEE Trade Names and Trademarks: LICENSEE shall permanently affix labeling on each Licensed Product or its packaging, indicating its name, trade name and address so that the public can identify the supplier of the Licensed Product. Prior to any distribution or sale of any Licensed Products, LICENSEE shall advise NBAP in writing of LICENSEE's trade names or trademarks used on Licensed Products and the proposed placement of such trade names and trademarks on the Licensed Products. LICENSEE shall only sell Licensed Products under mutually agreed upon trade names or trademarks and with approved copyrighted designs, shall not incorporate the Licensed Marks into LICENSEE's corporate or business name or trademark in any manner whatsoever and shall place its trade names and trademarks on Licensed Products only as approved by NBAP. All apparel products sold under this Agreement must bear permanently affixed neck or other labels with one of LICENSEE's NBA-approved trade names or trademarks. As requested by NBAP, LICENSEE shall supply NBAP, in advance of shipping any Licensed Products, with at least twelve (12) copies of each type of its hang tags, labels and other markings of origin for use in identifying and authenticating Licensed Products in the marketplace. LICENSEE shall not use, whether during or after the Term, any Marks: (i) in connection with the Licensed Marks without NBAP's authorization, (ii) confusingly-similar to the Licensed Marks, or (iii) intended to relate or refer to the Licensed Marks, the Member Teams or events involving Member Teams.

8.   INDEMNIFlCATIONS

     (a) LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Entertainment, Inc. ("NBAE"), the NBA, its Member Teams and the NBPA, and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively "NBA Parties") against, any claims, demands, causes of action or damages, including attorneys' fees (collectively, "Claims"), arising out of: (i) any act or omission of LICENSEE, (ii) any breach of this Agreement by LICENSEE, (iii) any defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or any packaging or other materials (including advertising materials), or arising from personal injury or any infringement of any rights of any other person or entity by the manufacture, sale, possession or use of Licensed Products or their failure to comply with applicable laws, regulations and standards or
          (iv) any claim that the use of any design or other graphic component of any Licensed Product (other than the Licensed Marks) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party, provided LICENSEE is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim using counsel of its choice. If LICENSEE and NBAP agree to representation by counsel of NBAP's choice, and is other than LICENSEE's first choice of counsel, NBAP shall bear the sole cost of the difference between the billing rate of LICENSEE's counsel of choice (of comparable experience, i.e., partner rate to partner rate, senior associate rate to senior associate rate, etc.) and that of NBAP's designated counsel. In any instance to which the foregoing indemnities pertain, NBAP shall cooperate fully with and assist LICENSEE in all respects in connection with any such defense. LICENSEE shall reimburse NBAP for all reasonable out-of-pocket costs actually incurred by NBAP in connection with such cooperation and assistance. In any instance to which such indemnities pertain, LICENSEE shall not enter into a settlement of such Claim or admit liability or fault without NBAP's prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in an amount and providing coverage satisfactory to NBAP (including the amount of the deductible). Such insurance shall be carried by an insurer with a rating by A.M. Best & Co. of A-7 or other rating satisfactory to NBAP. Such insurance policy shall also provide that NBAP receive written notice within thirty (30) days prior to the effective date of the cancellation, non-renewal or any material change in coverage. In the event that LICENSEE fails to deliver to NBAP a certificate of such insurance evidencing satisfactory coverage prior to NBAP's execution of this Agreement, NBAP shall have the right to terminate this Agreement at any time. Such insurance obligations shall not limit LICENSEE's indemnity obligations, except to the extent that LICENSEE's insurance company actually pays NBAP amounts which LICENSEE would otherwise be obligated to pay NBAP.

     (b) NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of: (i) a claim that the use of the Licensed Marks as authorized by this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks or (ii) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim using counsel of its choice. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. NBAP shall reimburse LICENSEE for all reasonable out-of-pocket expenses actually incurred by LICENSEE in connection with such cooperation and assistance. In any instance to which such indemnities pertain, NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE's prior written approval.

9.   QUALITY; APPROVALS; SAMPLES

     LICENSEE shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance. In order to assure NBAP that it is meeting such standards and other provisions of this Agreement, LICENSEE shall comply with the following:

     (a) Pre-Production: Before commercial production and distribution of any Licensed Product, LICENSEE shall submit to NBAP all preliminary and proposed final artwork, three dimensional models (if any), prototypes, mock-ups and pre-production samples of each Licensed Product, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). All LICENSEE submissions under this Paragraph shall be accompanied by forms supplied by NBAP, using one (1) form for each submission and filling in all necessary information. NBAP shall approve or disapprove in writing all submissions, in its sole discretion, before LICENSEE shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Any article actually submitted and not disapproved within sixty (60) days after receipt by NBAP shall be deemed approved. Approval of an article which uses particular artwork does not imply approval of such artwork with a different article or of such article with different artwork. LICENSEE acknowledges that NBAP's approval of an article does not imply approval of any non-NBA controlled elements contained in any article. After a sample of an article has been approved, LICENSEE shall not make any changes without resubmitting the modified article for NBAP's written approval.

     (b) Production Samples: Before selling or distributing any Licensed Product, LICENSEE shall furnish NBAP with, at no charge, for its permanent use, two (2) samples of the Licensed Product from the first production run of each manufacturer of the Licensed

          Products, including all styles, colors and variations, together with its labels, tags, cartons and containers (including packaging and wrapping materials). If such samples do not conform to all aspects of the Licensed Product as approved or if the quality of such sample does not meet the requirements of this Paragraph 9, NBAP shall notify LICENSEE and such article shall not be considered a Licensed Product, be deemed unapproved and all such articles shall be promptly destroyed. LICENSEE shall furnish to NBAP, free of charge, prior to the start of each Contract Year, two (2) samples of all home and road On-Court products to be made available for the season covered by such Contract Year. LICENSEE shall also furnish NBAP, free of charge, with any additional pieces of Licensed Product as may reasonably be required by NBAP to promote the sale of Official Licensed Products (e.g., for NBAP's display room, advertisements, catalogs, mailers, product placement and trade shows) or for comparison with earlier samples. In addition, LICENSEE shall provide NBAP with any additional pieces of Licensed Product as may be required for the permanent use of the Member Teams, not to exceed one (1) piece per Member Team. If NBAP wishes to purchase Licensed Products for give-away purposes and not for resale, LICENSEE shall sell the Licensed Products to NBAP at LICENSEE's direct manufacturing cost for such Licensed Products and LICENSEE shall not be required to pay royalties on such sales to NBAP or incur any costs in shipping such merchandise to NBAP.

     (c) Rejections and Non-Compliance: The rights granted under this Agreement do not permit the sale of "seconds" or "irregulars" except that, subject to NBAP's approval in each instance, LICENSEE shall be permitted to sell limited quantities of such merchandise through LICENSEE's outlet stores or other LICENSEE-controlled outlets (i.e., "First Pick" stores) provided that the merchandise is not an On-Court product, that the defect or irregularity does not relate to any Licensed Mark or Licensed Attribute, team colors or adversely affect the goodwill of the NBA (e.g., merchandise with slight variation in sizing or other slight imperfection) and that the merchandise is otherwise saleable. All submissions or samples not approved by NBAP shall promptly be destroyed by LICENSEE. LICENSEE shall advise NBAP regarding the time and place of such destruction (in sufficient time to arrange for an NBAP representative to witness such destruction, if NBAP so desires) and such destruction shall be attested to in a certificate signed by one of LICENSEE's officers and submitted to NBAP within fifteen (15) days of the date on which the sample was not approved. In the event of LICENSEE's unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks or Licensed Attributes, including promotional materials, or the failure of LICENSEE to comply with Paragraphs 7(d), 7(f), 9 or 11(c), NBAP shall have the right to: (i) immediately revoke LICENSEE's rights with respect to any Licensed Product licensed under this Agreement, (ii) charge LICENSEE, as liquidated damages, two thousand U.S. dollars (USD 2,000) for each instance (e.g., per unit) of non-compliance with this Paragraph with respect to any article, product or material and/or (iii) at LICENSEE's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement or otherwise.

     (d) Testing: Both before and after Licensed Products are put on the market, LICENSEE shall follow reasonable and proper procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit NBAP (upon reasonable notice) to inspect its and its authorized manufacturer's testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this Paragraph and the other terms and conditions of this Agreement. Licensed Products found by NBAP at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed unapproved, even if previously approved by NBAP, and shall not be shipped unless and until LICENSEE can demonstrate to NBAP's satisfaction that such Licensed Products have been brought into full compliance.

     (e) Revocation of Approval: In the event that: (i) the quality, appearance or style of any Licensed Product ceases to be acceptable to NBAP, (ii) LICENSEE uses the Licensed Marks or Licensed Attributes improperly or violates any term of this Paragraph 9 or (iii) NBAP becomes aware of an occurrence or factor connected with any such Licensed Product or LICENSEE which, in the opinion of NBAP, reflects unfavorably upon the professional, business or personal reputation of NBAP, the NBA or any of its Member Teams, then, in any such event, NBAP shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such withdrawal, NBAP shall provide immediate written notice to LICENSEE and LICENSEE shall cease the use of the Licensed Marks in connection with the sale, distribution, advertisement or use of such Licensed Product and such Licensed Product shall immediately be withdrawn from the market and destroyed; provided, however, that in the event of a revocation of approval pursuant to (i) above, NBAP and LICENSEE shall negotiate in good faith to provide for a reasonable sell-off period for such Licensed Product and an adjustment to the Minimum Guarantee for such Licensed Product. Within ten (10) days after LICENSEE's receipt of such notice, LICENSEE shall pay all combined royalty and advertising and promotion payments and Minimum Guarantees due NBAP with respect to sold Licensed Product for which approval has been revoked. If there are other Licensed Products for which approval has not been withdrawn under this subparagraph, then this Agreement shall remain in full force and effect as to such other Licensed Products. LICENSEE shall notify NBAP in writing of any Licensed Products deleted from its product lines.

10.  PROMOTIONAL MATERIAL

     LICENSEE shall not use the Licensed Marks or Licensed Attributes, or any reproduction of the Licensed Marks or Licensed Attributes in any advertising, promotion or display material or in any other manner whatsoever without prior written approval from NBAP. Under no circumstance will "lotteries," "games of chance" or any other type of promotion which NBAP believes reflects unfavorably upon the NBA or its Member Teams be appr6ved. All copy and material depicting or using the Licensed Marks or Licensed Attributes (including display and promotional material, catalogs and press releases) shall be submitted for approval well in advance of production (but in no event less than ten (10) business days prior to the start of commercial production) to allow adequate time for NBAP, in its sole discretion to approve, disapprove or comment upon such materials and for any required changes to be made. By way of example, no television or cinema advertising containing any Licensed Mark may be used unless it has been approved in all stages (i.e., storyboard, production "rough-cut" and final version). Unless otherwise approved by NBAP, any NBA game action photographs or footage that LICENSEE uses in connection with the Licensed Products must be obtained from NBAE and shall be subject to NBAE's search and edit charges and any applicable use fee. Any promotional material submitted that is not approved or disapproved by NBAP within thirty (30) days of its receipt by NBAP shall be deemed approved by NBAP.

11.  DISTRIBUTION; COMPLIANCE

     (a) LICENSEE shall use its best efforts to distribute and sell, within and throughout the Territory, the Licensed Products in such manner as may be required to meet competition by reputable manufacturers of similar articles. In any ninety (90) day period in which LICENSEE fails to sell or distribute Licensed Products in reasonable commercial quantities, LICENSEE shall be deemed not to have used its best efforts. LICENSEE shall make and maintain adequate arrangements for the distribution and timely delivery of Licensed Products to retailers within and throughout the Territory. In the event NBAP advises LICENSEE that a special promotional effort is to take place in an individual store or chain, LICENSEE shall use its best efforts to sell the Licensed Products to said store or chain. In addition, LICENSEE shall give the Licensed Products wide distribution and shall not, in accordance with the selling practices set forth in this Agreement, refrain for any reason from selling Licensed Products to any retail outlet within the Territory that may desire to purchase Licensed Products and whose credit rating and marketing image warrants such sale.

     (b) If LICENSEE desires to have a third party manufacture any Licensed Product, LICENSEE must first notify NBAP of the name and address of such third party and of the Licensed Product LICENSEE desires such third party to manufacture. Attached as Schedule E is a true and complete list of all third party manufacturers currently authorized by NBAP. NBAP shall have the right, in its sole discretion, to withhold approval of any third party manufacturer NBAP believes to be engaged in unauthorized distribution of merchandise or other unethical business practices. If NBAP grants approval for such third party manufacturer, it may grant such approval pursuant to an agreement (on a form supplied by NBAP) to be entered into prior to such manufacture among NBAP, LICENSEE and such manufacturer which will, among other things, require that the third party manufacturer be subject to all of the terms and conditions of this Agreement. If NBAP does not require the third party to enter into a separate agreement, LICENSEE must provide NBAP with a copy of its agreement with the third party, which agreement must provide that it is subject to this Agreement. If any of LICENSEE's authorized manufacturers uses the Licensed Marks or Licensed Attributes for any unauthorized purpose, LICENSEE shall be responsible for, and shall cooperate fully and use its best efforts in stopping, such unauthorized use. Any change by LICENSEE from a third party manufacturer previously approved by NBAP shall require approval in accordance with this Paragraph.

     (c) LICENSEE understands and acknowledges the meanings of "Counterfeit Goods," "Diverted Goods" and "Parallel Goods" as set forth in Paragraph 1 above and LICENSEE shall use all commercially reasonable means to prevent the creation of any such goods by its employees, agents, representatives or any others operating under its direction, supervision or control and involving the NBA Marks. LICENSEE shall stamp on all invoices a prominent legend that states: "NBA Official Licensed Product may only be sold within the United States [or Canada] and only direct to the consumer." LICENSEE shall periodically, and at the request of NBAP, inquire of its authorized manufacturers, agents and customers as to whether they are observing territorial limits and shall periodically report in writing to NBAP the results of such inquiries. LICENSEE shall notify NBAP of all orders from, or on behalf of. a customer who LICENSEE knows (or has reason to know after having made reasonable inquiry) is located outside the Territory or intends to resell the Licensed Products outside the Territory. If LICENSEE knows or has reason to know that any Licensed Product sold by LICENSEE is resold outside the Territory, LICENSEE shall compensate NBAP for the injury to its licensing and distribution program and shall pay all costs and expenses, including attorney's fees, required to remove such goods from the marketplace. Any such monetary damages shall be in addition to, and not in lieu of, such other rights and relief (including injunctive relief) as may be available to NBAP. LICENSEE shall incorporate within its contracts of sale or sales orders a provision similar in substance to this subparagraph and which provides that the obligations set forth in this subparagraph shall be a continuing obligation on the re-sale of the Licensed Products to subsequent authorized wholesale purchasers and which makes NBAP a third party beneficiary of such provision.

     (d) In the event LICENSEE sells or distributes other licensed merchandise of a similar grade or quality as the Licensed Products, but which do not bear any of the Licensed Marks, LICENSEE will not discriminate, in a manner which adversely impacts the Licensed Products, in the granting of commissions and discounts to salesmen, dealers and distributors between the Licensed Products and the licensed products of any third party. LICENSEE may not package the Licensed Products in combination with other products, whether similar or different, without the prior written approval of NBAP. In the event that NBAP believes in good faith, based upon review of LICENSEE's royalty statements or records and generally accepted accounting principles within the industry, that LICENSEE has employed selling or reporting methods designed to circumvent or reduce the royalty or other payment or reporting obligations contained in this Agreement, NBAP may, in addition to any other rights and remedies it may have, at its option and upon fifteen
          (15) days' prior written notice, adjust the minimum royalty per unit.

     (e) LICENSEE shall at all times conduct all aspects of its business in a fair and reasonable manner and in compliance with all shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time to time and all applicable laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry. LICENSEE shall use its commercially reasonable efforts to ensure that all retailers and authorized distributors purchasing Licensed Products comply with NBAP's anti-counterfeiting systems and labels established from time-to-time.

     (f) It shall be LICENSEE's sole responsibility, at its sole expense, to obtain all approvals (including, but not limited to, approvals of advertising materials) of all governmental authorities which may be necessary in connection with LICENSEE's performance under this Agreement.

12.  RECORDS; AUDITS

     LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement (including, but not limited to, sales of Licensed Products, purchases and uses of NBA hologram hang tags and compliance with shipment tracking, identification and anti-counterfeiting systems and labels that NBAP may establish from time to time). NBAP and its authorized representatives shall have the right, at all reasonable hours of the day and upon reasonable prior notice (but not more frequently than twice per Contract Year), to examine and audit such books of account and records and all other documents and materials in LICENSEE's possession or under its control (including records of LICENSEE's parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies (at its expense except as provided below). Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chase Bank, New York branch) from the date such amount should have been paid until the date of payment. Should such audit establish a deficiency of more than five percent (5%), LICENSEE shall also pay for the cost of the audit. LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement, or three (3) years after the end of the Contract Year to which they relate, whichever is earlier. In order to facilitate inspection of its books and records, LICENSEE shall designate a symbol or number which will be used exclusively in connection with the Licensed Products on which royalty payments are payable and shall maintain for inspection as provided in this Agreement duplicates of all billings to customers with respect to Licensed Products. LICENSEE shall, within ten (10) business days of NBAP's request (which shall not be made more than four (4) times per Contract Year), furnish NBAP with a list of LICENSEE's top twenty-five (25) retail accounts for Licensed Products (on a country by country basis) and their monthly purchases of Licensed Products (broken down by unit sales and in dollar volume by retailer for youth (0-20) and adult Licensed Products). LICENSEE shall, promptly upon execution thereof, supply NBAP with true and complete copies of any agreement it enters into with any Member Team or any NBA player. In addition, LICENSEE shall, on a quarterly basis during the Term, provide NBAP with copies of either (i) financial information furnished to the United States Securities and Exchange Commission or (ii) with all financial statements and other financial information prepared by LICENSEE for distribution to its banks or other financial lending institutions to whom it reports regularly. LICENSEE shall cooperate with NBAP in developing an electronic data interchange through which NBAP may access LICENSEE's electronic database relating to the manufacture, distribution and sale of Licensed Products (such as work-in-process, finished goods on hand, orders received, deliveries made and any other on-line information relating to the Licensed Products) or developing such other system as will enable NBAP to obtain such information or facilitate NBAP's review of LICENSEE's graphic designs for Licensed Products.

13.  EARLY TERMINATION

     Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right to terminate this Agreement at any time if:

     (a) Within three (3) months from the date that this Agreement is executed on behalf of NBAP, LICENSEE shall not have begun the bona-fide distribution and sale of each Licensed Product within and throughout the Territory in accordance with this Agreement.

     (b) After three (3) delinquent payments during the Term, LICENSEE shall fail to timely remit a royalty payment when due and shall fail to cure such non-payment within ten (10) days (ten (10) days for other non-payment defaults as well) of its receipt of written notice from NBAP.

     (c) LICENSEE or any guarantor under this Agreement shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it.

     (d) LICENSEE shall exhibit a pattern of chronic failure to make timely delivery of sufficient quantities of the Licensed Products to its retail accounts: (i) resulting in the inability of retailers to meet consumer demand, or (ii) adversely effecting the goodwill the NBA has in its licensing program.

     (e) LICENSEE shall fail to perform or shall be in breach of any other material term or condition of this Agreement; provided, however, that if such breach can be cured, termination shall take effect thirty (30) days after written notice of such breach is sent by NBAP if such breach has not been cured during such thirty (30) day period. However, if the breach is curable within a time certain but has not been cured within thirty (30) days despite LICENSEE's good faith due diligence, NBAP shall in good faith consider extending the cure period for such additional period as NBAP deems reasonable in its sole discretion.

     (f) LICENSEE now or in the future holds a material license from NBAP covering any other products or geographic area other than the Territory and such license is terminated by NBAP.

     (g) LICENSEE (i) delivers Licensed Products outside the Territory; (ii) sells Licensed Products to a third party who LICENSEE knows, or has a reasonable basis to believe, intends to deliver the Licensed Products outside the Territory; or (iii) LICENSEE is in breach of Paragraph 11(c).

     (h) LICENSEE sells to any third party that LICENSEE knows, or has a reasonable basis to believe, is altering or modifying the Licensed Products prior to sale to the ultimate consumer.

     In addition to NBAP's other rights and remedies, upon termination of this Agreement under this Paragraph LICENSEE shall pay NBAP (within thirty (30) days of such termination) the Minimum Guarantees for each Licensed Product through the end of the Agreement, less the combined royalties paid to NBAP through the date of termination.

14.  DISPOSAL OF STOCK

     Sixty (60) days before the expiration of this Agreement and ten (10) days after any termination under Paragraphs 9 or 13, LICENSEE will furnish to NBAP a certificate showing the number and description of Licensed Products on hand or in process of manufacture After expiration or termination of this Agreement, LICENSEE shall have no further right to manufacture, authorize any third party to manufacture, advertise, distribute, sell, promote or otherwise deal in any Licensed Products or use the Licensed Marks except as provided below. For a period of one hundred twenty (120) days following the expiration (but not after the termination) of this Agreement, LICENSEE may sell-off and deliver completed Licensed Products which are on hand at the time of such expiration (the "Sell-Off Period"); provided, however that (i) the total number of units of each Licensed Product sold during the Sell-Off Period may not be greater than one hundred ten percent (110%) of the total number of units of such Licensed Product on hand on the same date the preceding Contract Year, (ii) such Licensed Products may only be sold in accordance with this Agreement, or customary methods of disposal subject to the prior approval of NBAP, (iii) all payments then due are first made to NBAP and (iv) statements and payments with respect to the Sell-Off Period are made in accordance with this Agreement. NBAP shall have the option to conduct physical inventories before the expiration of this Agreement until the end of the Sell-Off Period in order to verify such inventory and/or statements. If LICENSEE refuses to permit such physical inventory, LICENSEE shall forfeit its right to dispose of its inventory. After such Sell-Off Period, all inventory on hand or in process (including all promotional and packaging materials) will be destroyed.

15.  EQUITABLE RELIEF

     LICENSEE acknowledges that NBAP is entering into this Agreement not only in consideration of the royalties to be paid, but also for the promotional value and intrinsic benefit resulting from the manufacture, advertisement, distribution, sale and promotion of the Licensed Products by LICENSEE in the Territory. LICENSEE acknowledges that the Licensed Marks and Licensed Attributes possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use of the Licensed Marks or Licensed Attributes. LICENSEE further acknowledges that: (i) its failure to manufacture, advertise, distribute, sell and promote the Licensed Products in accordance with this Agreement, including LICENSEE's failure to satisfy its obligation to maintain and not to detract from the value of the Licensed Marks, and (ii) the unauthorized use of the Licensed Marks, will, in either case, cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

16.  NOTICES

     All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile, overnight express delivery, or registered or certified mail, return receipt requested, properly addressed and stamped. Any written notice shall be deemed to have been given at the time it is sent.

17.  NO JOINT VENTURE

     Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever.

18.  ARBITRATION OF CERTAIN MATTERS

     Any dispute or disagreement between the parties relating solely to the amount of royalty payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product or advertising, promotion or display material shall be final and binding on LICENSEE and shall not be subject to review in any proceeding.

19.  USE OF PLAYERS

     LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of the names, likenesses or other attributes of any NBA player (collectively, "Player Attributes") except as expressly provided herein. The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not enter into any agreement with any NBA player which would require that player to wear or use any Licensed Product at any NBA game (either courtside or in any locker room). LICENSEE agrees that NBAP's grant of rights relating to Licensed Attributes shall be subject to the terms of the Group License Agreement (or any successor group licensing agreement between NBAP and the NBPA (or its successor)).

20.  WARRANTIES

     Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and NBAP represents and warrants that it has the right to grant the rights to use the Licensed Marks and Licensed Attributes. LICENSEE represents and warrants that all advertising and promotional materials shall comply with all applicable laws, regulations and standards. NBAP's approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards, nor shall it imply that NBAP agrees with or supports any claims made by LICENSEE in any advertising materials relating to the Licensed Products. LICENSEE further represents and warrants that all advertising and promotional materials and all graphics used on Licensed Products will not violate the intellectual property rights of any third party.

21.  SEVERABILITY

     In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement.

22.  MISCELLANEOUS

     (a) Work Stoppage: In the event of a labor dispute between the NBA and the National Basketball Players Association that causes the pre-emption of the playing (a "Work Stoppage"), in whole or in part, of any NBA Regular Season or Playoff game during the Term, all obligations of LICENSEE shall continue, including all payment obligations under Paragraphs E and G above, and when such Work Stoppage has ceased, if such Work Stoppage has had a material adverse effect on LICENSEE's Licensed Product sales, NBAP and LICENSEE shall in good faith confer with each other to negotiate with respect to an equitable adjustment to LICENSEE's obligations hereunder, including an appropriate adjustment in combined royalty and advertising and promotion payments and/or Minimum Guarantees or an appropriate adjustment to the Term.

     (b) Assignment: This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP's prior written consent, which consent may, in NBAP's sole discretion, (i) be contingent upon a fee payable by LICENSEE or the transferee, the amount of which shall be determined by NBAP in its sole discretion, and/or (ii) impose other terms and conditions upon the assignment, sublicense or transfer. Any transfer of a controlling interest in LICENSEE or in any party which currently controls LICENSEE, directly or indirectly, shall be deemed an assignment prohibited by the preceding sentence; however, the foregoing shall not apply to a change in controlling interest as a consequence of an additional public offering that results in a transfer of controlling interest to a party or an entity directly or indirectly controlled by the current majority stockholder. Any nonconsensual assignment, sublicense, subcontract or encumbrance of this Agreement by LICENSEE shall be invalid and of no force or effect. Upon any such nonconsensual assignment, sublicense or encumbrance, this Agreement shall terminate and all rights granted under this Agreement shall immediately revert to NBAP.

     (c) Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement. No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

     (d) Survival: No expiration or termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 12 and 22(g) shall survive the expiration or termination of this Agreement.

     (e) Adjustments: NBAP shall have the option to increase the Royalty Rates and any advertising and promotion commitment in the event that, at any time during the Term, LICENSEE agrees to pay royalty rates and/or advertising and promotion contributions with respect to any other licensed sports property in excess of the Royalty Rate for any Licensed Product or the advertising and promotion contribution required under this Agreement and provided the adjustment of the Royalty Rates and/or A&P Minimums is applied by NBAP uniformly against all other licensees within the specific product categories and channels of distribution for which LICENSEE has been granted rights hereunder who have agreed to pay higher royalty rates and/or advertising and promotion contributions to such other property.

     (f) Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of Mew York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 18) shall be prosecuted in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE consents to the jurisdiction of such court and to the service of process by mail.

     (g) Confidentiality: Neither party shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize information relating to this Agreement or the financial or other terms of this Agreement (including any information obtained as the result of any audit, or on the specifications or methods of reproduction of the Licensed Marks) to any third party (other than their respective attorneys or accountants or, in the case of NBAP, the NBA Board of Governors and the NBPA), except as may be required by law or to fulfill the terms of this Agreement.

     (h) Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement, together with any exhibits or attachments, constitutes the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, any Member Team, NBAP or NBAE. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its president or an officer designated by the president to sign.

                                   Schedule A

                                LICENSEE's TEAMS

                                Charlotte Hornets
                               Cleveland Cavaliers
                                 Denver Nuggets
                             Golden State Warriors
                                Houston Rockets
                                 Milwaukee Bucks
                             Minnesota Timberwolves
                                New York Knicks
                                Sacramento Kings

                                   Schedule B

                               STARTER RETAILERS


                                [To be supplied]

                                   Schedule C

                              FOOTWEAR COMPETITORS

                                     Adidas
                                     Airwalk
                                      Asolo
                                      Asics
                                      Avia
                                 British Knights
                                     Brooks
                                    Champion
                                    Converse
                                     Diadora
                                 Etonic/Tretorn
                                      Fila
                                     Footjoy
                                      Guess
                                      Head
                                     Hi-Tec
                                     K-Swiss
                                      Kaepa
                                    Kangaroos
                                      Keds
                                    L.A. Gear
                                      Lotto
                                     Merrell
                                      Mitre
                                     Mizuno
                                   New Balance
                                      Nike
                                     Patrick
                                      Pony
                                     Prince
                                      Puma
                                     Raichle
                                     Reebok
                                      Ryka
                                  Saucony/Hyde
                                    Spalding
                                   Sportbuilt
                                    Tacchini
                                      Teva
                                     Turntec
                                      Umbro
                                      Vans
                                     Vasque
                                     Wilson

                                   Schedule D

                              APPAREL COMPETITORS

Adidas                               Marx
And One                              Mitre
Ashworth                             Mizuno
Asics                                Nautica
Authentic Fitness Corporation        New Balance
   (Catalina, Cole, Edelweiss,       Nike
   Mountain Goat, Skiing             No-Fear
   Passport, Speedo, White Stag)     Nordica
Avia                                 North Face
B.U.M.                               Nutmeg
Callaway                             Patagonia
Champion                             Patrick
Columbia Sportswear                  Pony
Converse                             Prince
Danskin                              Pro-Player
Diadora                              Puma
Ellesse                              Quicksilver
Etonic                               Rawlings
Fila                                 Reebok
First Down                           Riddell
Gilda                                Roces
Hyde                                 Russell
K-2                                  Salem Screen
Kaepa                                Salomon
Karhu                                Spalding
L.A. Gear                            Tacchini
Le Coq Sportif                       The Game
Logo Athletic                        Timberland
MacGregor                            Tultex
Magic Johnson Tees                   Umbro
Mariba                               Wilson

                                   Schedule E

                        STARTER THIRD PARTY MANUFACTURERS


                                [To be supplied]